EXHIBIT 99.1


                       Hallmark Financial Services, Inc.

  American Hallmark Insurance Group    *  Hallmark General Agency
  Phoenix Indemnity Insurance Company  *  Effective Claims Management, Inc.



                            FOR IMMEDIATE RELEASE

                      HALLMARK FINANCIAL SERVICES, INC.

         Hallmark Announces Mark J. Morrison, Chief Financial Officer


 FORT WORTH, Texas, (March 5, 2004) - Hallmark Financial Services, Inc. (Amex: HAF.EC) ("the Company") today announced the appointment of Mark J. Morrison as Executive Vice President and Chief Financial Officer of the Company effective March 22, 2004. Mr. Morrison will be charged with managing and executing all aspects of the financial growth of the Company.

 Mr. Morrison joins the Company most recently from Associates Insurance Group in Dallas, Texas, a subsidiary of Travelers Property Casualty, where he served as President since January 2001. Prior to that he served as Chief Financial Officer of Associates First Capital Corporation's insurance operations, which included Associates Insurance Group, Northland Insurance Group, American Equity Insurance Group and Mendota Insurance Group. Mr. Morrison also previously held various accounting and financial management positions in the insurance industry with Republic Insurance Group and Anthem Insurance Services. He began his professional career in 1982 in public accounting with Ernst & Young, LLP in Indianapolis, Indiana, where he ended his tenure in 1991 as a Senior Manager of Assurance Services serving the insurance practice. Mr. Morrison holds a CPA certification and a Bachelor of Science degree in Business Accounting from Indiana University (Bloomington).

 Mark E. Schwarz, Chairman and Chief Executive Officer of the Company stated, "We are pleased to have Mark Morrison bring his 22 years of experience in financial management, administration and strategic planning to Hallmark Financial Services. Mark's experience includes 13 years in the property & casualty insurance industry working in senior positions at Associates, Republic Insurance Group and Anthem."

 Mr. Morrison will be succeeding Scott K. Billings who has left the Company to pursue other business interests.

 Hallmark Financial Services, Inc. engages primarily in sale of property and casualty insurance products. The Company's business involves marketing and underwriting of non-standard personal automobile insurance primarily in Texas, Arizona and New Mexico, marketing commercial insurance primarily in Texas, New Mexico, Idaho, Oregon and Washington, third party claims administration, and other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is listed on the American Stock Exchange under the symbol "HAF.EC".

 Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.

                   For further information, please contact:
    Mark E. Schwarz, Chairman and Chief Executive Officer at 817.348.1600
                             www.hallmarkgrp.com

 ____________________________________________________________________________
 777 Main Street, Suite 1000   *   Fort Worth, Texas 76102   *   817-348-1600
                                                             Fax 817-348-1815